Exhibit 99.1

FOR IMMEDIATE RELEASE:

Capital Resource Funding Enters into Letter of Intent to Acquire the Rights to a Cobalt Ore Mine in the African Congo

LIAONING PROVINCE, China: June 8, 2007: Capital Resource Funding Corp. (OTCBB: CRFU), soon to be known as China Sun Group High-Tech Co., one of China’s largest producers of anode materials for use in lithium ion batteries, announced today that it has entered into a preliminary Letter of Intention to purchase the rights to a 35 sq. kilometer cobalt mine with a Lubumbashi company in Katanga, Democratic Republic of Congo in Africa. The transaction is valued at approximately $7 million USD. The Company anticipates to finalize the contract within 30 days, and to begin production at its African facility in the Fall of 2007.

“In the past, we have received our raw material from Chinese suppliers who resell cobalt ore imported from Africa. With this acquisition, we can create a direct supplier channel for shipping our materials, which can drastically reduce our shipment costs by 75% and significantly boost our profit margins,” said Wang Bin, Chairman and CEO of Capital Resource Funding. “Currently, we are arranging to ship equipment to set up a local factory in Katanga, which will be used to process cobalt ore into cobalt carbonate. As a result, we anticipate to improve the purity of raw materials from 9% to 36%. With a superior product with favorable pricing, we expect to receive strong order flows from a number of Chinese Original Equipment Manufacturers of lithium ion batteries.”

About Capital Resource Funding, Inc.

Capital Resource Funding, Inc., pending a corporate name change to China Sun Group High-Tech Co., produces anode materials used in lithium ion batteries. Through its wholly owned operating subsidiary, Da Lian Xin Yang High-Tech Development Co. Ltd (“DLX”), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in China. Leveraging its technological leadership in China, high-quality product line and scalable production facility, DLX plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries.

For more information, visit http://www.china-sun.cn/English/Aboutus.asp.

Safe Harbor Statement

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

CONTACT

At the Company:
Thomas Yang, Assistant to the President
Tel: 917-432-9350 (U.S.) or
86 411 8289-7752 (China)
Fax: 86 411 8289-2739
mailto:yang_xianfu@yahoo.com.cn
or
Investor Relations:
Peter Clark
OTC Financial Network
Tel: +1 (781) 444-6100 ext.629
peter@otcfn.com
www.otcfn.com/crfu